Exhibit 99.1

NEWS RELEASE TRANSMITTED BY PR NEWSWIRE

FOR:	ATLANTIC POWER CORPORATION

TSX SYMBOL:	ATP, ATP.DB, ATP.DB.A, ATP.DB.B, ATP.DB.U, ATP.DB.D

NYSE SYMBOL:	AT

June 20, 2014

Atlantic Power Corporation Announces Election of Directors

BOSTON, MASSACHUSETTS, June 20, 2014 — Atlantic Power Corporation (NYSE:AT) (TSX:ATP) (the “Company” or “Atlantic Power”) announced that the nominees listed in the management information circular and proxy statement for the 2014 annual and special meeting of shareholders were elected as directors of the Company.  Detailed results of the votes by proxy for the election of directors held at the annual and special meeting of shareholders today in Toronto, Ontario are set out below.

Nominee	Votes For	% For	Votes Withheld	% Withheld
Irving R. Gerstein	27,804,638	91.23%	2,672,060	8.77%
Kenneth M. Hartwick	27,823,082	91.29%	2,653,615	8.71%
John A. McNeil	27,920,063	91.61%	2,556,634	8.39%
R. Foster Duncan	27,848,306	91.38%	2,628,392	8.62%
Holli Ladhani	27,885,233	91.50%	2,591,465	8.50%
Barry E. Welch	27,792,739	91.19%	2,683,958	8.81%

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  Atlantic Power’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Its power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,945 MW in which its aggregate ownership interest is approximately 2,024 MW. Its current portfolio consists of interests in twenty-eight operational power generation projects across eleven states in the United States and two provinces in Canada.

Atlantic Power trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com